Exhibit 3.7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany
Restated Articles or
Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

FIMA, lnc.

2.The articles are: (mark only one box)	☐ Restated	☒ Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐

No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:      ________________________________________________________________________________________

The certificate correctly sets forth the text of the articles or certificate as amend to the date of the certificate.

☒	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☐	Articles have been deleted.

☒	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Please sec attached “Exhibit A to the Amended and Restated Articles of Incorporation’’

4. Effective date and time of filing: (optional)	Date:	03/31/2015	Time:	5:00 P.M. EST
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 1-5-15

EXHIBIT A

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I
NAME

The name of the Corporation is International Spirit and Beverage Group, Inc. (hereinafter, the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

          The name of the Corporation’s registered agent in the State of Nevada is Nevada Agency and Transfer Company, and the street address of the said registered agent where process may be served on the Corporation is 50 West Liberty Street, Suite 880, Reno, Nevada 89501. The mailing address and the street address of the said registered agent are identical.

ARTICLE III
POWERS

          The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Nevada. The Corporation shall have all the powers of a corporation organized under the Revised Statutes of the State of Nevada.

ARTICLE IV
TERM

          The Corporation is to have perpetual existence.

ARTICLE V
CAPITAL STOCK

          Number and Designation. The total number of shares of all classes that this Corporation shall have authority to issue shall be 2,000,000,000, of which 1,950,000,000 shall be shares of common stock, par value $0.00001 per share, and 50,000,000 shall be shares of preferred stock, par value $0.00001 per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for subscriptions to, or the purchase of, the capital stock to be issued by the corporation shall be paid in such form and in such manner as the board of directors shall determine. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration shall be conclusive. The capital stock so issued shall be deemed to be fully paid and nonassessable stock upon receipt by the corporation of such consideration. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

          A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

          Designated common stock. Shares of common stock not at the time designated as shares of a particular series pursuant to this Article V or any other provision of these Articles of Incorporation may be issued from time to time in one or more designated series. The board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The board of directors shall determine the number of shares constituting each series of common stock and each series shall have a distinguishing designation.

          Undesignated common stock. Shares of common stock not at the time designated as shares of a particular series, pursuant to this Article V or any other provision of these Articles of Incorporation may be issued from time to time without any distinctive designation. Such undesignated common stock is referred to herein as “common stock”. Except as provided in these Articles or the designation of any series or class of capital stock, the holders of the common stock shall exclusively possess all voting power. Subject to the provisions of these Articles, each holder of shares of common stock shall be entitled to one vote for each share held by such holder. The term “common stock” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation.

          Whenever there shall have been paid, or declared and set aside for peyment, to the holders of the outstanding shares of any class or series of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends, may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

          In the event of any liquidation, dissolution or winding up of the Corporation, after mere shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of me Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

          Each share of undesignated common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

          Serial Preferred Stock. Shares of Preferred Stock not at the time designated as shares of a particular series pursuant to tins Article V or any other provision of these Articles of Incorporation may be issued from time to time in one or more additional series. The board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The board of directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation. Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except the times from which dividends on shares which may be issued from time to time of any such series may begin to accrue.

          Series E Preferred Stock. There shall be a series of Preferred Stock designated as “Series E Preferred Stock,” par value $.00001 per share, and the number of shares constituting such series shall be 1,000,000. Such series is referred to herein as the “Series E Preferred Stock.”

          (a) Staled Capital. The amount to be represented in stated capital at all times for each share of Series E Preferred Stock shall be $.00001.

          (b) Rank. All shares of Series E Preferred Stock shall rank subordinate and junior to all of the Corporation’s common stock, par value $.00001 per share, and preferred stock, par value $.0000l per share, now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether vohmtary or involuntary.

          (c) Dividends. No dividend shall be declared or paid on the Series E Preferred Stock.

          (d) No Liquidation Participation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series E Preferred Stock shall not be entitled to participate in the distribution of the assets of the Corporation. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Article (V) shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of me outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

          (e) Right to Action by Vote or Consent. Except as otherwise required by law, the shares of outstanding Series EPreferred Stock shall have the right to take action by written consent or vote based on the number of votes equal totwice the number of votes of all outstanding shares of capital stock such mat the holders of outstanding shares of SeriesE Preferred Stock shall always constitute sixty-six and two thirds (66 2/3rds) of Ac voting rights of the Corporation.The 66 2/3rds voting rights may be exercised by vote or written consent based on the will of a majority of the holdersof Series E Preferred Stock. Except as otherwise required by law or by the Articles of Incorporation of which thisdesignation is apart, me holders of shares of common stock and Series E Preferred Stock shall vote together and not as separate classes.

          (f) No Redemption. The shares of Series E Preferred Stock are not redeemable.

          (g) Preemptive Rights. The Series E Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

ARTICLE VI
PREEMPTIVE RIGHTS

          No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carry tog any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporate to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE VII
DIRECTORS

          (a) Number Vacancies. The number of directors of the Corporation shall be such number, not less than one nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation), as shall be provided from time to time in a resolution adopted by the board of directors, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors men in office shall concur in said action. Exclusive of directors, if any, elected by holders of preferred stock, vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quonum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which me term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified. The board of directors shall be classified in accordance with the provisions of Section (b) of this Article VII.

          (b) Classified Board. The board of directors of the Corporation (other than directors which may be elected by the holders of preferred stock) shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, exclusive of directors, if any, elected by holders of preferred stock, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (1) if there shall be an excess of one directorship over the number equally divisible by three, such extra directorship shall be classified in Class 1; and (2) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II. At the first meeting of the board of directors of the Corporation, directors of Class I shall be elected to hold office for a term expiring at the first annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annuel meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three-year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce me size of the board of directors prior to said meeting.

          (c) Increase and Reduction in Number of Director. Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the position(s) to be abolished. Notwithstanding the foregoing no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, other than directors which may be elected by the holders of preferred stock, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

          (d)Directors Elected by Preferred Stockholders. Whenever the holders of any one ormore series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall include said directors so elected in addition to the number of directors fixed as provided in this Article VII. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

          (e) Removal of Directors. Notwithstanding any other provision of these Articles or the bylaws of the Corporation,any director or all the directors of a single class (Including the entire board of directors) of the Corporation may beremoved, at any time, but only by the affirmative vote or consent of the holders ofat feast 2/3ds of the voting power ofthe outstanding shares of capita) stock of the Corporation entitled to vote generally in the election of directors (considered for mis purpose as one class). Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article VII shall not apply with respect to the director or directors elected by such holders of preferred stock.

          (f) Additional Authority of Directors. In furtherance, but not in limitation of the powers conferred by statute, the board of directors is expressly authorized to do the following:

           (i) Designate one (1) or more committees, each committee to consist of one or more of the directors of the Corporation and such number of natural persons who are not directors as the board of directors shall designate, which to the extent provided in the Resolution, or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation.

          (ii) As provided by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or void able solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

          (iii) As provided by Nevada Revised Statutes 78.207, without repeating me section in full here, the board of directors shall have the authority to change the number of shares of any class or series, if any, of authorized stock by increasing or decreasing the number of authorized shares of the class or Series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each stockholder of record at the effective date and time of the change by a resolution adopted by the board of directors, without obtaining the approval of the stockholders.

          (iv) If a proposed increase or decrease in the number of issued and outstanding shares of any class or series would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, then the decrease must be approved by the vote, in addition to any vote required, of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the increase or decrease, regardless of limitations or restrictions on the voting power thereof. The increase or decrease does not have to be approved by the vote of the holders of shares representing a majority of the voting power in each class or series whose preference or rights are not adversely affected by the increase or decrease.

(v) Have the sole authority to call annual or special meetings of the stockholders or delegate a committee of the board of directors the power to call special meetings by the board of directors.

(vi) Change the name of the Corporation at any time and from time to time to any name authorized by Nevada Revised Statutes 78.039.

ARTICLE VIII
VOTING

          (a) Cumulative Voting. Except for the right, if any, of holders of shares of preferred stock then outstanding to cumulate votes expressly set forth in the resolution, resolutions or designation providing for the issuance of such shares, cumulative voting is not permitted with respect to the election of directors.

          (b) Stockholder Proposals. Any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting: provided, however, that if less man forty days’ notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the company not later than the close of the tenth day following me day on which notice of the meeting was mailed to stockholders.

ARTICLE IX
INDEMNIFICATION

          Any person who was or is a party or was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, lines (including excise taxes’ assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him to connection with such action, suit, or proceeding and, if so requested, the Corporation shall advance (within two business days of such request) any and all such expenses to the person indemnified; provided, however, that (i)of foregoing obligation of the Corporation shall not apply to a claim mat was commenced by the person indemnified without the prior approval of the Board of Directors. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article IX. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

          The indemnification provided by this Article IX shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the by laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

ARTICLE X
LIMITATIONS ON DIRECTORS LIABILITY

          No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except: (a) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. If the Nevada Revised Statutes are amended after the date of filing of these Articles to further eliminate or limit the personal liability of directors, men the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
SEVERABILITY PROVISIONS

          If any voting powers, preferences and relative, participating, optional and other special rights of any. class or series of capital stock and qualifications, limitations and restrictions thereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of all classes and series of capital stock and qualifications, limitations and restrictions thereof set forth in these Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of any series or class of capital stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of any class or series of capital stock and qualifications, limitations, and restrictions thereof set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of any class or series of capital stock and qualifications, limitations and restrictions thereof unless so expressed herein.

ARTICLE XII
STATUTORY ELECTIONS

          (a) The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78-378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Corporation.

          (b) The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.411 to 78.444, inclusive, relating to combinations with interested stockholders.

ARTICLE XIII
BYLAWS AMENDMENT

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation only by a unanimous vote of the board of directors without a vote or other action by the stockholders.